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                        INTEGRA LIFESCIENCE CORPORATION                 [LOGO]
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News Release:
December 30, 1997


     Integra LifeSciences Announces Stuart M. Essig as New CEO and President


Plainsboro, NJ, December 30/PR Newswire/ -- Dr. Richard E. Caruso, Chairman and Founder of Integra LifeSciences Corporation (NASDAQ: IART), today announced that Stuart M. Essig, formerly a managing director at Goldman Sachs, was appointed as Integra's new President and Chief Executive Officer, effective immediately. Mr. Essig was also elected to the Company's Board of Directors.

Mr. Essig supervised the medical technology practice of Goldman Sachs as a managing director. He has 10 years of broad health care experience, including acquisitions, divestitures, strategic alliances, principal investing and capital markets. While at Goldman Sachs, Mr. Essig, 36, served as a senior merger and acquisitions advisor to a broad range of domestic and international medical technology, pharmaceutical and biotechnology clients. His experience also includes substantial financing and investing experience. He holds an MBA and Ph.D. in Financial Economics from the University of Chicago and a BA from Princeton University.

In making the announcement, Dr. Caruso, who will continue to serve as Chairman, as well as maintain full-time executive participation, said, "We are delighted to have Stuart on board. We believe that his demonstrated leadership strengthens our senior management team. Further, Stuart's experience at Goldman Sachs will give Integra access to a considerable wealth of relationships and business opportunities that will help us to continue to fulfill our mission.

"One of the founding visions of Integra is substantive rapid growth through technology and business consolidation, and meaningful business alliances," continued Caruso. "We are convinced that to continue to implement this vision properly in a rapidly changing medical industry, we must have successfully demonstrated medical industry skills at the very top of the Company. We have spent the past seven years building a purposeful infrastructure and we are now turning our attention to completing the executive management team that will lead us into the future."

Dr. Caruso added, "We already have in place an outstanding operating team for our tissue regeneration business, led by the Company's Chief Operating Officer and Vice Chairman, Dr. George W. McKinney. We believe Stuart's experience will complement both Dr. McKinney's operations expertise and my own entrepreneurial background. Mr. Essig has substantial expertise in negotiating corporate alliances and in public company mergers and acquisitions. Integra is a company that has grown through acquisition of technologies and products as well as through internal development. We expect Stuart to continue to drive that activity, as well as to build upon our and his relationships with the investment community."


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In accepting the appointment, Mr. Essig said, "The medical technology industry is consolidating rapidly. Only companies that adapt quickly to the changing marketplace will prosper. Integra already has a corporate culture that successfully accepts rapid change. The Company is extremely well positioned technologically with a pipeline of BioSmart(TM) implantable products for a variety of surgical markets. The Company is already an emerging leader in reaching the surgical skin business with its lead product, INTEGRA(TM) Artificial Skin, and expects to initiate significant activities in the neurosurgical market in 1998. Integra has additional products for the wound care, dental, orthopedic, and cardiovascular markets. Working closely with Drs. Caruso and McKinney, I expect to focus on acquisitions and alliances that will improve the speed and likeliness of success in bringing these new products to market. The Company has a number of significant initiatives underway in this regard, which I look forward to bringing to fruition in the near future."

Mr. Essig has entered into a four-year employment contract with Integra under which he will receive options for one million Integra common shares. He will also receive a deferred payment consisting of two million Integra shares. Integra expects to take a one-time, non-cash compensation charge of approximately $6 million for this deferred payment in the fourth quarter of this year. "We are pleased to have been able to work with Stuart to align his compensation directly with the financial interests of our shareholders. Very simply, as our stock rises, Mr. Essig's ultimate financial reward increases," said Dr. Caruso.

Integra LifeSciences Corporation is dedicated to the development and manufacture of proprietary BioSmart(TM) absorbable materials-based therapeutic applications and pharmacological products, which are designed to control the behavior of cells within the patient's body to regenerate tissue that has been irreversibly lost to disease, accident or surgery, or to prevent or cure diseases or age-associated disorders. Integra(TM) Artificial Skin is the first of a series of products that the Company is developing to regenerate a variety of body tissues, including articular cartilage and peripheral nerves, which ordinarily do not regenerate themselves.

Please feel free to visit the Company's Website (http://www.integra-LS.com). Integra LifeSciences Corporation press releases are also available at no charge through PR Newswire's Company News On-Call fax Service. For a menu of Integra LifeSciences Corporation press releases or to retrieve a specific release, call 800-758-5804, extension 106047 or http://www.prnewswire.com on the Internet.

Certain statements made in this press release related to possible corporate alliances, mergers and acquisitions, government approvals, development of extended product lines and new tissue regeneration products and their potential uses, as well as rises in Integra LifeSciences' stock valuation, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may differ materially from those set forth in these statements. In addition, the economic, competitive, governmental, technological and other factors identified in the Company's filings with the Securities and Exchange Commission could affect such results.

Contact:  Judy Brenna, Director of Public Relations
          (609) 936-2370; jbrenna@integra-LS.com
          Integra LifeSciences Corporation Main Telephone (609) 275-0500
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